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                                                                       Exhibit B







                                                                 October 3, 1994



The Clayton & Dubilier Private Equity
  Fund IV Limited Partnership
270 Greenwich Avenue
Greenwich, Connecticut 06830

Attention:  Alberto Cribiore


                      Stockholder Agreement Modification

Ladies and Gentlemen:

                 Reference is hereby made to the Stockholder Agreement, dated as of July 13, 1994 (as such agreement may be amended, supplemented, waived or otherwise modified from time to time, the "Stockholder Agreement"), between The Clayton & Dubilier Private Equity Fund IV Limited Partnership and Tyco International Ltd. ("Tyco").

                 In accordance with Section 11 of the Stockholder Agreement, Tyco hereby agrees that Section 3 of the Stockholder Agreement is hereby amended as follows:

                 1. Section 3(a)(iii) is hereby amended and restated in its entirety to read as follows:

                 "iii. The Holder may only distribute Company Common Stock and Parent Shares, and Warrants and Reallocation Certificates (as such terms are defined in Section 5), to its Partner Transferees in accordance with the Holder's partnership agreement as in effect on the date hereof or as from time to time in effect after the Publication Time (as hereinafter defined); provided, however, that each such Partner Transferee shall not engage in any Sale (other than to an affiliate of such Partner Transferee, which affiliate shall be bound hereby to the same extent as such Partner Transferee) of Company Common Stock, Warrants, Reallocation Certificates, Company Common Stock issued upon exercise of any Warrants or Reallocation Certificates, Parent Shares received by the Holder or
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         such Partner Transferee in the Merger or Parent Shares issued upon exercise of the Warrants or Reallocation Certificates, prior to the earlier to occur of the Publication Time or the Termination Date; provided, further, that the foregoing restrictions upon Sales by Partner Transferees of Company Common Stock or Parent Shares shall apply only to Company Common Stock or Parent Shares obtained by a Partner Transferee (x) from the Holder, (y) upon exercise of Warrants or Reallocation Certificates distributed to a Partner Transferee by the Holder or (z) in the Merger in exchange for Company Common Stock obtained by a Partner Transferee from the Holder or upon exercise of Warrants or Reallocation Certificates distributed to a Partner Transferee by the Holder."

                 2. The first sentence of Section 3(a)(iv) is hereby amended and restated in its entirety to read as follows:

                 "iv. It shall be a condition of any distribution to a Partner Transferee that, prior to or concurrently with such distribution, the Holder shall inform such Partner Transferee that it shall be bound by all terms and provisions of this Section 3(a) applicable to a Partner Transferee, including that it will be subject to the stop transfer instructions and legend requirements referred to in the following sentence."

                 Except as expressly amended hereby, all of the terms and provisions of the Stockholder Agreement are and shall remain in full force and effect.

                 If you are in agreement with the foregoing, please indicate your acceptance thereof by signing in the appropriate space below and returning an executed copy of this letter agreement to Tyco.


                                                   Very truly yours,

                                                   TYCO INTERNATIONAL LTD.



                                                   By: /s/ Irving Gutin
                                                      --------------------------
                                                   Name:  Irving Gutin
                                                   Title: Senior Vice President





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Accepted and agreed as of
 the date first above written:

THE CLAYTON & DUBILIER PRIVATE
  EQUITY FUND IV LIMITED PARTNERSHIP

  By:  CLAYTON & DUBILIER ASSOCIATES
             IV LIMITED PARTNERSHIP,
             General Partner




  By: /s/ Joseph L. Rice, III
     --------------------------
     Name:  Joseph L. Rice, III
     Title: a General Partner





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